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                                                                   Exhibit 99.1

PACIFIC REAL ESTATE INVESTMENT TRUST
1010 El Camino Real, Suite 210, Menlo Park, CA 94025  (415) 327-7147
                                                  FAX  (415) 327-8516

April 9, 1997

Dear Shareholder:

On January 15, 1997, we sent a special letter to all shareholders announcing that Pacific Real Estate Investment Trust (PREIT) had entered into a definitive merger agreement with Pan Pacific Development (US) (PPD), which was subject to three major contingencies.

The parties have agreed that these contingencies will not be satisfied, due primarily to the unsuccessful resolution, within the deadlines specified in the merger agreement, of the environmental issue at the El Portal Shopping Center in San Pablo. Therefore, the merger will not be consummated. We do, however, expect to have this environmental issue resolved within the next few months.

Although the merger will not be completed, PREIT has entered into a definitive agreement to sell the Monterey Plaza Shopping Center in San Jose and PREIT's mortgage notes receivable to PPD (US). The total purchase price will be $29,760,000 less current mortgage principal at the time of closing, as PPD (US) will assume the mortgage on Monterey Plaza Shopping Center. The only significant contingency to this transaction is that Prudential, the holder of the first mortgage on Monterey Plaza, must approve PPD (US) as an acceptable borrower to assume the loan from PREIT. It is our expectation that this approval is imminent, and we have scheduled this transaction to close at the end of this month. The net proceeds of the transaction will allow PREIT to pay off all of its remaining short term debt and have adequate reserves to meet all known PREIT obligations.

PREIT's 1996 annual report and proxy statement will be mailed in the next several weeks. These documents will outline the plans for the future of PREIT.

Sincerely,

Pacific Real Estate Investment Trust

/s/ Russell Collier                        /s/ Wilcox Patterson
-------------------------------------      -----------------------------------
Russell Collier                            Wilcox Patterson
Advisor                                    President of the Board of Trustees